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                                                                   EXHIBIT 23.1

              CONSENT OF CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 7, 1995, relating to the financial statements of North American Biologicals, Inc. for the year ended December 31, 1994, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the year ended December 31, 1994 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statement referred to in our report. The audits referred to in such report also included this schedule. We also consent to references to us regarding the anticipated issuance of a letter regarding the appropriateness of pooling of interest accounting for the Merger under the headings "Summary--The Merger-- Anticipated Accounting Treatment," "The Merger--Anticipated Accounting Treatment" and "The Merger Agreement--Conditions to Consummation of the Merger." It should be noted that we anticipate issuing such letter upon consummation of the Merger if all relevant pooling of interest requirements are met at the date. We also consent to the reference to us under the headings "Experts" and "NABI Selected Consolidated Financial Data" in such prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified the "NABI Selected Consolidated Financial Data."

Price Waterhouse LLP

Miami, Florida
October 17, 1995